CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Liberty California Tax-Exempt Fund, Liberty Connecticut Tax-Exempt Fund, and Liberty Massachusetts Tax-Exempt Fund (three of the series comprising Liberty Funds Trust V) in the Liberty State Funds Prospectus and "Independent Accountants/Auditors of the Funds" and "Financial Statements" in the Liberty Funds Trust V Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 32 to the Registration Statement (Form N-1A, No. 33-12109) of our reports dated March 15, 2002 on the financial statements and financial highlights of Liberty California Tax-Exempt Fund, Liberty Connecticut Tax-Exempt Fund, and Liberty Massachusetts Tax-Exempt Fund included in their respective Annual Reports dated January 31, 2002.



                                                            ERNST & YOUNG LLP


Boston, Massachusetts
May 24, 2002